UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 21, 2004

VELOCITY EXPRESS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28452	87-0355929
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Morningside Drive North,

Building B-Suite 300, Westport, CT 06880

(Address of principal executive offices) (zip code)

(203) 349-4160

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into Material Definitive Agreements

On December 21, 2004 , Velocity Express Corporation, a Delaware corporation (the “Company”), entered into a Purchase Agreement the (“Purchase Agreement”) with certain institutional and accredited investors (the “Investors”). Under the Purchase Agreement, the Company issued 6% Convertible Notes (the “Notes”) in the aggregate principal amount of $21,000,000, which will be convertible into Series M Preferred Stock of the Company upon stockholder approval of an increase in the Company’s authorized share capital, a reverse stock split of the Company’s Common Stock and certain other matters. The number of shares of Series M Preferred Stock issuable upon conversion of the Notes represent approximately 29% of the equity capital of the Company after giving effect to the transaction. Approximately $18 million of the Notes was placed with three lead institutional investors and the remaining $3 million of Notes was placed with TH Lee Putnam Ventures and its affiliates, Vincent Wasik, the Company’s Chief Executive Officer, and other accredited investors. The sale of the Notes closed effective December 21, 2004 and was funded on December 22, 2004 (the “Closing Date”).

Concurrently with the issuance of the Notes, the Company and the Investors entered into (i) a Registration Rights Agreement relating to the shares of common stock into which the shares of Series M Preferred Stock, when issued, will be convertible, and (ii) a Security Agreement relating to the Investors’ security rights as to certain of the Company’s assets. The Company and certain of its stockholders, including its chief executive officer, certain directors and their affiliates, entered into Voting Agreements pursuant to which these parties agreed to vote in favor of several proposals at the Company’s next shareholders, which are necessary to complete the transaction.

The Notes bear interest at a rate equal to 6.0% per annum and mature and become due and payable on the earlier of (i) April 30, 2005 or (ii) the date on which the Company’s stockholder vote not to approve the conversion of the Notes into the Series M Preferred Stock. The Notes may not be repaid by the Company prior to maturity. Upon a Change of Control (as defined in the Notes), the Company must repurchase the Notes at the option of each holder. The Notes convert automatically into shares of Series M Preferred Stock upon stockholder approval of the transaction. Prior to the approval of the issuance of the Notes by the Company’s stockholders, the Notes are not convertible into shares of Series M Preferred Stock. The conversion price per share for the Notes equals .0737 multiplied by a fraction, the numerator of which is the number of shares of the Company’s Common Stock, on a fully-diluted basis (including Common Stock and debt, preferred stock, rights options and warrants convertible into or exchangeable for Common Stock(but excluding options or warrants with an exercise price of $0.51 per share or more)) existing on the Closing Date, and the denominator of which is the number of shares of the Company’s Common Stock on a fully-diluted basis existing as of the conversion date.

In connection with the issuance of the Notes, the Company entered into the Security Agreement, granting to the Investors’ a security interest in substantially all of the Company’s assets. Under the Security Agreement the Investors agreed to subordinate their security interest to the security interests of the lenders under the Company’s revolving credit facility and its outstanding senior subordinated notes.

In addition to customary representation and warranties and closing conditions, the Purchase Agreement contain other covenants and agreements. The Company may sell up to $2,000,000 in additional principal amount of the Notes under the terms of this Agreement for up to 30 days after the Closing Date. The Company is obligated to call a meeting of its stockholder for not later than April 30, 2005 for the purpose of seeking the approval of the Company’s stockholders for (i) the issuance and sale of the Series M Preferred Stock to the Investors, (ii) an increase in the Company’s authorized capital stock in an amount that will allow the Company to satisfy its obligations under the Purchase Agreement and the transactions contemplated thereby and under any outstanding agreements or arrangements, (iii) a reverse stock split which is intended to achieve a per share market price of at least $4.00, but in any event no less than one-for-50, and (iv) the adoption of a stock option plan which in the aggregate will not exceed 10.3% of the Company’s Common Stock on a fully-diluted basis (excluding securities with an exercise price greater than $0.51 per share). The Purchase Agreements grants the Investors a right of first refusal for one year after the Closing Date on any financing by the Company using its Common Stock or Common Stock equivalents.

The Series M Preferred Stock, if approved by the Company’s stockholders and issued, will pay dividends at a rate of 6% per annum. The Series M Preferred dividends shall be cumulative, whether or not earned or declared, and shall be paid quarterly in arrears on the first day of March, June, September and December in each year. During the first two years following the date of issuance, the Series M Preferred dividends shall be paid by issuing each holder of Series M Preferred Stock such number of shares of Series M Preferred Stock equal to the amount of the Series M Preferred dividend divided by 0.0737 (“PIK Shares”). From and after the second anniversary of the date of issuance, the Company shall have the option to pay the Series M Preferred dividends in PIK Shares or in cash. In the event of any liquidation or winding up of the Company, the holders of the Preferred Series M will be entitled to a preference on liquidation equal to one times (1x) the original purchase price of the Preferred Series M Stock plus accrued and unpaid dividends. A consolidation or merger of the Company or a sale of substantially all of its assets shall be treated as liquidation for these purposes.

The holder of any shares of Series M Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series M Preferred Stock into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series M Preferred Stock to be converted by the liquidation preference per share and dividing the result by the conversion price of $0.0737 per share as last adjusted and in effect at the date any share or shares of Series M Preferred Stock are surrendered for conversion. The conversion price will be adjusted from time to time on a weighted average basis in the event of issuance of stock without consideration or for consideration per share less than the conversion price then in effect.

So long as shares of Series M Preferred Stock are outstanding, the holders of Series M Preferred Stock, voting as a separate class, shall have the right to elect one member of Company’s Board of Directors (the “Series M Director”). In addition to any class voting rights provided by law and the Certificate of Designation, the holders of Series M Preferred Stock shall have the right to vote together with the holders of Common Stock as a single class on any matter on which the holders of Common Stock are entitled to vote (including the election of directors other than the

Series M Director). Each holder of Series M Preferred Stock shall be entitled to one vote for each share of Common Stock that would be issuable to such holder upon the conversion of all the shares of Series M Preferred Stock held by such holder on the record date for the determination of shareholders entitled to vote.

As a condition to their purchase of the Notes under the Purchase Agreement, the Investors required that the Company and certain stockholders of the Company, including affiliates of the Company’s chief executive officer and directors representing TH Lee Putnam Ventures (“THLPV”), execute and deliver Voting Agreements that obligate the stockholders to vote in favor of a number of proposals necessary to fully implement the transactions contemplated by the Purchase Agreement. In the Purchase Agreement, the Company represented that the terms of the Voting Agreement are sufficient to effect the transactions, upon completion of the appropriate corporate actions, such as holding a stockholder vote and filing an amended certificate of incorporation. Under the Voting Agreements, the stockholders agreed to vote in favor of approval of the transaction contemplated by the Purchase Agreement and several other proposals. The other proposals include (i) approval of prior commitments to issue series of preferred stock, (ii) approval of amendments of the terms of each series of preferred stock to add mandatory conversion of the series into shares of Common Stock in the event the Series B Preferred Stock converts into Common Stock, (iii) approval of the proposed reverse stock split, and (iv) approval of a waiver of any adjustment to the conversion price for any series of preferred stock based on the issuance of the Series M Preferred Stock. If these proposals are adopted by the Company’s stockholders as contemplated by the Voting Agreement, the Company’s existing classes of preferred stock will be converted into shares of common stock without any adjustment to the conversion price based on the issuance of the Series M Preferred Stock. As a result, the Series M Preferred Stock will be the only class of preferred stock to remain outstanding after the completion of all the transaction contemplated by the Purchase Agreement.

As part of the above-described Series M private placement, the new investors required that TH Lee Putnam Ventures reach an agreement to extend, for a two-year period, the July 1, 2004 capital contribution agreement previously entered into between THLPV and the lenders. Under the terms of the capital contribution agreement, in the event that THLPV elects to not provide further financial support for the Company, THLPV is required to notify the Company’s lenders of such decision and provide specific levels of financial support for a thirty (30) day period following the notification. In exchange for entering in to the capital contribution agreement, the lenders agreed to waive certain financial covenants under the Company’s credit facilities. At the time, THLPV did not receive any compensation in exchange for entering into the capital contribution agreement. As part of the extension of the capital contribution agreement the Company agreed to issue to THLPV, subject to shareholder approval, a warrant to purchase shares of common stock equal to 1% of the fully diluted common stock of the Company on a fully converted basis. The term of the warrant will be five years and will have an exercise price of $0.0001. Due to the pricing of the warrant, the Company expects to take a charge.

On December 21, 2004 the Company obtained certain waivers and consents (the “Waivers”) from its senior and subordinated lenders (the “Lenders”). Under the Waivers, the Lenders waived all existing defaults for both financial and operational covenants and delayed the start date for the financial covenants for both minimum EBITDA and interest coverage ratio until the earlier of January 1, 2007 and the date upon which the (a) Company’s EBITDA for each of two consecutive months equals or exceeds the Company’s fixed charges (interest expense and scheduled principal payments due with respect to money borrowed) for the applicable month and (b) availability under the credit facility for each day of the immediately preceding thirty days is greater than or equal to $1,000,000 . As conditions for entering into the Waivers, the Lenders required that the Company raise at least $20 million in new capital, receive an unqualified opinion from its auditors relative to going concern and extend the capital contribution agreement until January 1, 2007.

Under the Registration Rights Agreement, the Company is obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) promptly after the Closing Date but no later than sixty days after April 30, 2004 (the “Filing Deadline”) to effect the registration for resale of the shares of Common Stock that will be issuable upon conversion of the Series M Preferred Stock. If the registration statement is not filed by the Filing Deadline or the registration is not declared effect by the SEC within 180 days after the earlier of the Filing Deadline or the date on which the registration statement was filed with the SEC, the Company will make a pro rata payments to each Investor in an amount equal to 1.5% of the aggregate amount invested by such Investor for each 30-day period or pro rata for any portion thereof that the registration stamen is not filed or effective, as the case may be.

The Company’s Board of Directors also authorized the sale of up to $7.0 million of Series L Convertible Preferred Stock (“Series L Preferred”) through a private placement to THL PV and its related affiliates. The Company entered into a Stock Purchase Agreement on t December 21, 2004, pursuant to which the Company agreed to sell, pending shareholder approval, 7,000,000 shares of Series L Preferred to THKPV for $1.00 per share for net proceeds of approximately $7.0 million. The consideration for the Series L will consist of cancellation of the Company’s obligation to repay THLPV the funds paid by THLPV to the Company’s senior lender to support the Company’s revolving credit facility. The issuance of the Series L Preferred is subject to shareholder approval and is non-voting unless it is converted into common stock. Additionally, shareholder approval is required to increase the number of authorized shares of the Company’s common stock by an amount sufficient to provide for the issuance of all the preferred shares. The conversion price of the Series L Preferred is $0.10 per common share, and, if the Series L Preferred were issued and convertible then, each share of Series L Preferred will be convertible into ten shares of the Company’s common stock. Based on the pricing of the Series L Preferred, the sale of Series L Preferred is expected to contain a beneficial conversion amounting to $7.0 million which will be recognized as a deemed dividend to preferred shareholders at the time of the sale and a charge against net income available to common shareholders.

The Company’s board of directors and audit committee have approved all of the terms of the agreements and events described herein including the issuances of the various securities and changes to the Company’s charter, articles and by-laws. The board also obtained an opinion from BB&T Capital Markets that the offering of the Series M, including the common stock conversion price of $0.0737, was fair, from a financial point of view, to the Company’s common shareholders, other than the Series M purchasers.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the Purchase Agreement and the transactions contemplated thereby or a complete explanation of the material terms thereof. The foregoing description is qualified in its entirety by reference to the provisions of the Purchase Agreement, the form of Convertible Note, the Security Agreement, the Voting Agreement, and the Waivers executed in connection therewith attached as Exhibits 10.1 through 10.4

Item 3.01	Unregistered Sales of Equity Securities

The contents of Item 1.01 are incorporated by reference in their entirety.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Exhibit

10.1	Purchase Agreement between the Company and the Investors (named therein), dated as of December 21, 2004

10.2	Form of 6% Convertible Note, December 21, 2004

10.3	Security Agreement between the Company and the Secured Parties (named therein), dated December 21, 2004

10.4	Voting Consent and Waiver Agreement between the Company and the Preferred Holders (named therein), dated December 2004

10.5	Voting, Consent and Waiver Agreement between the Company and the Preferred Holders (named therein), dated as of December 21, 2004

10.6	Certificate of Designations, Preferences and Rights of Series M Convertible Preferred Stock of Velocity Express

10.7	Registration Rights Agreement among the Company and the Investors (named therein), dated as of December 21, 2004

10.8	Waiver and Amendment No. 4 the Company and BET Associates, L.P., dated as of December 21, 2004

10.9	Fifth Amendment to Amended and Restated Loan and Security Agreement among the Company, the Lenders (named therein) and Fleet Capital Corporation, as agent for the Lenders, dated as of December 21, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2004

VELOCITY EXPRESS CORPORATION

By:	/s/ Wesley C. Fredenburg
Name: Wesley C. Fredenburg
Title: Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Purchase Agreement between the Company and the Investors (named therein), dated December 21, 2004

10.2	Form of 6% Convertible Note, December 21, 2004

10.3	Security Agreement between the Company and the Secured Parties (named therein), dated December 21, 2004

10.4	Voting Consent and Waiver Agreement between the Company and the Preferred Holders (named therein), dated December 2004

10.5	Voting, Consent and Waiver Agreement between the Company and the Preferred Holders (named therein), dated as of December 21, 2004

10.6	Certificate of Designations, Preferences and Rights of Series M Convertible Preferred Stock of Velocity Express

10.7	Registration Rights Agreement among the Company and the Investors (named therein), dated as of December 21, 2004

10.8	Waiver and Amendment No. 4 the Company and BET Associates, L.P., dated as of December 21, 2004

10.9	Fifth Amendment to Amended and Restated Loan and Security Agreement among the Company, the Lenders (named therein) and Fleet Capital Corporation, as agent for the Lenders, dated as of December 21, 2004